Exhibit 99.1

Mars, Incorporated to Acquire VCA Inc.

All-cash transaction valued at approximately $9.1 billion

VCA shareholders to receive $93 per share of VCA common stock

VCA to be a separate business unit within Mars Petcare

MCLEAN, VA. and LOS ANGELES, CA., Jan. 9, 2017 – Mars, Incorporated and VCA Inc. (NASDAQ:WOOF) today announced that they have entered an agreement under which Mars will acquire all of the outstanding shares of VCA for $93 per share, or a total value of approximately $9.1 billion including $1.4 billion in outstanding debt. The transaction price represents a premium of approximately 41 percent over VCA’s 30-day volume weighted average price on January 6, 2017, and a premium of approximately 31 percent over VCA’s closing price on January 6, 2017. The agreement has been unanimously approved by the boards of directors of both companies.

VCA joins Mars Petcare, one of the world’s leading pet care providers. Pet care has been an important part of Mars for over 80 years. The transaction reaffirms Mars’ commitment to the pet care industry and the veterinary profession, and once completed will help drive Mars Petcare’s purpose to create A Better World for Pets. Mars Petcare’s portfolio of Veterinary Services businesses includes BANFIELD® Pet Hospital, BLUEPEARL® and PET PARTNERSTM. Together with VCA, these businesses will provide an unprecedented level of access to high quality veterinary care for pets, from wellness and prevention to primary, emergency and specialty care. Mars Petcare is already an industry leader in pet nutrition with global brands that include ROYAL CANIN®, PEDIGREE® and WHISKAS®. Mars has a growing business in pet DNA testing through the WISDOM PANEL®, and in 2015 also acquired pet technology provider WHISTLE.

“We are thrilled to welcome VCA to the Mars family and to our portfolio of brands and businesses around the world,” said Mars Chief Executive Officer Grant F. Reid. “VCA is a leader across pet health care and the opportunity we see together—for pets, pet owners, veterinarians and other pet care providers —is tremendous. We have great respect for VCA, with whom we share many common values and a strong commitment to pet care. Together, we will be able to provide even greater value, better service and higher quality care to pets and pet owners.”

Since its founding in 1986, VCA has grown from one facility in Los Angeles to nearly 800 animal hospitals with 60 diagnostic laboratories throughout the United States and Canada. Through organic growth and a series of acquisitions, VCA has become one of the largest and most diverse pet healthcare companies, operating across four divisions including veterinary services, laboratory diagnostics, imaging equipment and medical technology, and pet care services.

“Joining the Mars family of brands provides significant value to our stockholders while also preserving the Company’s values and a culture focused on investing in our people and facilities to promote excellence in pet care and long-term growth,” said VCA Chief Executive Officer

Bob Antin. “Mars has a long-standing commitment to pet health, wellness and nutrition. We will work together every day to continue to provide the quality care and excellent service VCA is known for to our clients and their pet families.”

“We have always been impressed by VCA and the excellent services it offers to pets across diverse business segments,” said Mars Global Petcare President Poul Weihrauch. “VCA’s industry-leading partnerships with veterinarians and pet care providers together with its expertise in veterinary services, diagnostics and technology will position Mars to deliver accessible, quality care and continue to create a better world for pets. VCA’s philosophy of partnering with the veterinary profession and educational institutions is aligned with our core values and culture. We look forward to together providing the best care possible for pets.”

As one of the world’s leading pet care providers, Mars Petcare is committed to attracting, developing and retaining the best veterinarians and pet care professionals in the world, supporting them in their efforts to provide cutting edge delivery of healthcare to pets and to advancing the profession.

VCA to be a distinct and separate business unit within Mars Petcare

Upon completion of the transaction, VCA will operate as a distinct and separate business unit within Mars Petcare, alongside its other Veterinary Services businesses, BANFIELD® Pet Hospital, BLUEPEARL® and PET PARTNERS™, and will continue to be led by Bob Antin, Chief Executive Officer, President, Chairman and a founder of VCA. The company will remain headquartered in Los Angeles, California and will remain focused on its business model and strategic objectives.

Closing Conditions

The transaction is subject to certain customary closing conditions, including, among other things, VCA shareholder approval and customary regulatory approvals. Mars has committed financing for the purchase of VCA. We expect the transaction to close in Q3 2017.

Advisors

Morgan Stanley & Co. LLC and BDT & Co. are Mars’ financial advisors, and Skadden, Arps, Slate, Meagher & Flom is providing legal advice on the acquisition, with Simpson Thacher & Bartlett providing legal advice for the debt financing and McDermott Will & Emery assisting on antitrust matters. J.P. Morgan is providing financing to Mars for the transaction.

Barclays is acting as exclusive financial advisor to VCA, and Akin Gump Strauss Hauer & Feld LLP and Potter Anderson Corroon LLP are serving as legal advisors.

About Mars, Incorporated

Based in McLean, Virginia, Mars has net sales of more than $35 billion, six business segments including Petcare, Chocolate, Wrigley, Food, Drinks, Symbioscience, and more than 80,000 Associates worldwide that are putting its Principles into action to make a difference for people and the planet through its performance. Mars brands include: Petcare – PEDIGREE®, ROYAL CANIN®, WHISKAS®, BANFIELD® Pet Hospital, CESAR®, SHEBA®, DREAMIES® and NUTRO®; Chocolate – M&M’S®, SNICKERS®, DOVE®, GALAXY®, MARS®, MILKY WAY® and TWIX®; Wrigley – DOUBLEMINT®, EXTRA®, ORBIT® and 5™ chewing gums, SKITTLES® and STARBURST® candies, and ALTOIDS® AND LIFESAVERS® mints. Food – UNCLE BEN’S®, DOLMIO®, EBLY®, MASTERFOODS®, SEEDS OF CHANGE® and ROYCO®; Drinks – ALTERRA COFFEE ROASTERS™, THE BRIGHT TEA COMPANY™, KLIX® and FLAVIA®; Symbioscience – COCOAVIA® and WISDOM PANEL®.

For more information, please visit mars.com. Follow us: facebook.com/mars, twitter.com/marsglobal, youtube.com/mars, linkedin.com/company/mars

About VCA Inc.

VCA is a leading provider of pet health care services in the country delivered through nearly 800 small animal veterinary hospitals in the US and Canada, a preeminent nationwide clinical laboratory system that services all 50 states and Canada (Antech Diagnostics), the leading animal diagnostic imaging company in the market (Sound), and Camp Bow Wow (CBW), the nation’s Premier Doggy Day and Overnight Camp® franchise.

Media Contacts

Mars, Incorporated

Media Inquiries:

Brunswick Group

Steve Lipin / Blake Sonnenshein

212-333-3810

VCA Inc.

Media Inquiries:

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Ed Trissel / Amy Feng

212-355-4449

Investor Inquiries:

Tomas W. Fuller

Chief Financial Officer

(310) 571-6505

tom.fuller@vca.com

Forward Looking Statements

This document contains forward-looking statements within the meaning of the securities laws with respect to the proposed transaction between the Company, Mars and certain subsidiaries of Mars. We have included herein statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We generally identify forward-looking statements in this document using words like “believe,” “intend,” “expect,” “estimate,” “may,” “plan,” “should,” “could,” “forecast,” “looking ahead,” “possible,” “will,” “project,” “contemplate,” “anticipate,” “predict,” “potential,” “continue,” or similar expressions. You may find some of these statements below and elsewhere in this document. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control. Any or all of our forward-looking statements in this document may turn out to be incorrect. They can be affected by inaccurate assumptions we might make, or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this document will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.    Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company; (ii) the failure to satisfy or obtain waivers of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations of the Company, including the risk of adverse reactions or changes to business relationships with customers, suppliers and other business partners of the Company; (vi) potential difficulties in the hiring or retention of employees of the Company as a result of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) potential litigation relating to the merger agreement or the proposed transaction; (ix) unexpected costs, charges or expenses resulting from the proposed transaction, (x) competitive responses to the proposed transaction; and (xi) legislative, regulatory and economic developments.

The foregoing list of factors is not exclusive. Additional risks and uncertainties that could affect the Company’s financial and operating results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016, and the Company’s more recent reports filed with the SEC. The Company can give no assurance that the conditions to the proposed transaction will be satisfied, or that it will close within the anticipated time period. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which statements were made. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This document is being made in respect of the proposed transaction between the Company, Mars and certain subsidiaries of Mars. In connection with the proposed transaction, the Company will file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. The Company also plans to file with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and form of proxy will be mailed to the stockholders of the Company. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of the Company’s website (http://investor.vca.com).

Participants in Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company and its directors, executive officers and certain employees may be deemed to be participants in the solicitations of proxies from the Company’s stockholders with respect to the meeting of stockholders that will be held to consider the proposed transaction. Information about the persons who may, under the SEC rules, be considered to be participants in the solicitation of stockholders of the Company in connection with the proposed transaction, is set forth in the proxy statement for the Company’s 2016 Annual Meeting of Stockholders filed with the SEC on March 4, 2016. Stockholders may obtain additional information regarding the direct and indirect interests of any such persons who may, under the SEC rules, be considered to be participants in the solicitation of stockholders of the Company in connection with the proposed transaction, including the interests of the Company’s directors and executive officers in the proposed transaction, which may be different than those of the stockholders of the Company generally, by reading the proxy statement and other relevant documents regarding the proposed transaction when they become available, which the Company will file with the SEC. Copies of these documents (when they become available) may be obtained free of charge as described in the preceding paragraph.